Exhibit 99.4
                                    119,500 Shares


                             ELECTRONIC PROCESSING, INC.

                                     COMMON STOCK

                                ---------------------

    This Prospectus relates to the public offering, which is not being underwritten, of 119,500 shares of Common Stock, $0.01 par value per share, of Electronic Processing, Inc. ("EPI", the "Company" or the "Registrant"). All 119,500 shares (the "Shares") may be offered by certain shareholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Shareholders"). All of the Shares may be originally issued by the Company in connection with the exercise of options that have been granted pursuant to the Company' s 1995 Stock Option Plan. The options were issued, and the Shares to be issued upon exercise of the options will be issued, pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by
Section 4(2) thereof.

    The Shares may be offered by the Selling Shareholders from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). See "Plan of Distribution."

    The Company will not receive any of the proceeds from the sale of the Shares. The Company has agreed to bear certain expenses in connection with the registration of the Shares being offered and sold by the Selling Shareholders.

    The Company's Common Stock is quoted on the Nasdaq SmallCap Market under the symbol "EPIQ."

                           --------------------------------

    The Selling Shareholders and any broker-dealers or agents that participate with the Selling Shareholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

                                     -----------

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
            AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
               HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                  SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                   ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                        TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                     The date of this Prospectus is July 7, 1997

    No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by the Company, any Selling Shareholder or by any other person. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

                                AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, information statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 75 Park Place, New York, New York 10007 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Branch of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Common Stock of the Company is quoted on the Nasdaq SmallCap Market, and such material may also be inspected at the offices of Nasdaq Operations, 1735 K Street N.W. Washington, D.C. 20006. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov.

    The Company has filed with the Commission a registration statement on Form S-8 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information regarding the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents previously filed with the Securities and Exchange Commission (the "Commission") are incorporated reference into this Registration
Statement:

   (a) The Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996 filed with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934 (the "1934 Act").

   (b) The Registrant's Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1997.

   (c) The Registrant's Registration Statement No. 0-22081 on Form 8-A filed with the Commission on January 31, 1997, in which there is described the terms, rights and provisions applicable to the Registrant's outstanding Common Stock.

    All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

    The Company will provide without charge to each person to whom this Prospectus is delivered a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written requests for copies should be directed to the executive offices of the Company at 501 Kansas Avenue, Kansas City, Kansas, 66105. The Company's telephone number is (913) 321-6392.


                                     THE COMPANY
    The executive offices of the Company at 501 Kansas Avenue, Kansas City, Kansas, 66105. The Company's telephone number is (913) 321-6392.

                                     RISK FACTORS

    THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER, ALONG WITH THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING CONSIDERATIONS AND RISKS BEFORE PURCHASING THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS.

LACK OF PRODUCT DIVERSIFICATION AND PRODUCT CONCENTRATION

    Historically, the Company's revenues have been generated primarily by sales of its MIDRANGE Chapter 13 product and the accompanying services. In 1996, the Company introduced a Windows version of its TCMS Chapter 7 product, which increasingly is contributing to the Company's total revenues. The Company's Chapter 7 and Chapter 13 bankruptcy software and services are expected to provide substantially all of its revenues for the foreseeable future. The Company's results will therefore depend on continued and increased market acceptance of its products and the Company's ability to meet the needs of its customers. Any reduction in demand for, or increasing competition with respect to, these products would have a material adverse effect on the Company's financial condition and results of operations.

LIMITED NUMBER OF POTENTIAL CUSTOMERS; HIGHLY COMPETITIVE MARKET

    The Company works in an industry with a finite number of Chapter 7 and Chapter 13 trustees. The Company estimates that there are approximately 550,000 pending Chapter 13 cases being managed by approximately 180 Chapter 13 trustees, and that there is approximately $2 billion of liquidated asset proceeds on deposit being managed by approximately 1,200 Chapter 7 trustees. There are several companies in the market all competing to sell to this finite group of customers, and some of the Company's competitors have substantially greater financial and marketing resources than does the Company. For its Chapter 7 product, the Company competes with the Chase Manhattan Bank and Union Bank of California, as well as other regional competitors in selected markets. For its Chapter 13 product, the Company competes with DCI Corporation of Memphis, Tennessee, a private company, and other competitors. Although there are presently a limited number of firms that offer services that directly compete with the Company's, there can be no assurance that other firms with resources significantly greater than the Company's will not enter the Company's industry. The Company's future financial performance will depend on its ability to maintain existing customer accounts and to attract business from customer accounts which are currently using a competitor's software product.

CUSTOMER CONCENTRATION

    Each trustee manages many cases, and the Company's revenues are related to the number of cases managed by the Company's software. Accordingly, a large trustee client can comprise an important portion of the Company's operating revenues, although sales to no one client presently exceed 10% of the Company's revenues. The Company's future financial performance will be affected by its ability to retain existing major accounts and to attract new major accounts. The loss of even a small number of clients would have a substantial detrimental effect on the Company's financial condition and results of operations.

DEPENDENCE ON ON-GOING BANKRUPTCY FILINGS

    The Company's business is highly dependent on the number of bankruptcy filings in the United States. Economic fluctuations in the United States could impact the number of bankruptcy filings and/or the dollar volume flowing through the federal bankruptcy system. The Company's financial results depend on the continual influx of new filings into the national bankruptcy system. A significant reduction in the number of pending bankruptcy cases would adversely affect the financial condition and operating results of the Company.

RELIANCE ON MARKETING ARRANGEMENT

    Chapter 7 trustees are discouraged from incurring direct administrative costs for computer expenses. It is therefore important for EPI to align with a bank or series of banks to earn revenues in Chapter 7. The Company promotes its Chapter 7 product through an exclusive national marketing arrangement with NationsBank of Texas, N.A. ("NationsBank"). While both the Company and NationsBank have expressed a long term commitment to this agreement, either party has the option to end the agreement upon 90 days' notice. If either party were to end the marketing arrangement, the Company could experience adverse financial results while a replacement marketing arrangement or arrangements were established. Revenues from the NationsBank marketing arrangement presently represent between 15% to 20% of the Company's total revenues. Although the Company has other Chapter 7 banking relationships that predate its relationship with NationsBank, there is no assurance that another marketing arrangement could be found with terms comparable to those in the NationsBank agreement.


INTRODUCTION OF NEW CHAPTER 13 PRODUCT

    The Company plans to release for general distribution a new major software product for Chapter 13 trustees in early 1997. Although the Company does not anticipate any delays in releasing this product, there can be no assurance that its national release will be timely or completed. In addition, this product is intended to replace the Company's existing Chapter 13 product, which has contributed the majority of the Company's revenues to date. Consequently, any unforeseen problems with this new software product would materially affect the Company's results of operations and financial position. There can be no assurance that the market will accept the new product.

RAPID TECHNOLOGICAL AND MARKET CHANGE

    The software industry and the related market for support services are characterized by rapidly evolving technology and industry standards. The introduction of products embodying new technology and the emergence of new industry standards can rapidly render existing products obsolete and unmarketable. The Company's future success will depend on its ability to continue to develop and manufacture new competitive products and to enhance existing products.

NEED FOR PRODUCT COMPLIANCE WITH GOVERNMENT REGULATION; GOVERNMENT REGULATION OF FEE-BASED PRODUCTS AND SERVICES

    Although the Company's products are not directly regulated by the government, the products must allow trustees to perform their duties within the applicable legal regulatory guidelines. The United States Department of Justice and the United States bankruptcy courts both have authority to regulate aspects of the bankruptcy industry. If the Company's products did not allow trustees to remain in compliance with the applicable regulations, the Company would be adversely affected. If any regulatory entity were to restrict or disallow the types of fee-based products and services that the Company provides to the bankruptcy market, the Company would be severely adversely affected.


DEPENDENCE UPON KEY PERSONNEL

    The Company's future success will depend in significant part upon the continued service of certain key technical and senior management personnel and the Company's continuing ability to attract and retain highly qualified technical, managerial and sales and marketing personnel. Competition for such personnel is intense, and there is no assurance that the Company can retain its key personnel or that it can attract, assimilate and retain such employees in the future. The Company does not have employment agreements with any of its executive officers. The Company maintains a $1,500,000 and $1,000,000 key-man life insurance policy on the Company's Chief Executive Officer and its Executive Vice President/Chief Operating Officer, respectively. The loss of these persons or other key personnel or the inability to hire or retain qualified personnel in the future could have a material adverse effect upon the Company's results of operations.

DEPENDENCE ON PROPRIETARY TECHNOLOGY

    Historically, the Company has not protected its intellectual property rights through patents or formal copyright registration. The Company believes, however, that its financial performance will depend more upon the innovation, technological expertise and marketing abilities of its employees than upon such protection.

    There is no assurance that the Company will be able to protect its trade secrets or that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets. There is no assurance that foreign intellectual property laws will protect the Company's intellectual property rights. In addition, litigation may be necessary to enforce the Company's intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringements. Such litigation could result in substantial costs and diversion of management and other resources and could have a material adverse effect on the Company's business, financial condition and results of operation.

REPAYMENT OF DEBT TO AFFILIATE

    The Company intends to apply $400,000 of net proceeds of the Offering to retire a $400,000 subordinated note owned by Tom W. Olofson, the Company's Chairman and Chief Executive Officer. The note, which bears interest at a rate of 10%, matures on July 15, 1998. Mr. Olofson has personally guaranteed substantially all of the Company's outstanding debt. Upon application of the proceeds of the Offering, Mr. Olofson's guarantees with respect to such debt will be extinguished.

CONTROL BY MANAGEMENT

    Following completion of the Offering, the Common Stock currently owned beneficially by the executive officers, directors and principal stockholders of the Company and their affiliates will represent approximately 51.8% of the outstanding Common Stock. Accordingly, such persons, if voting in concert, may elect the entire Board of Directors, and generally continue to exercise control over the Company's business and affairs following completion of the Offering.

FUTURE CAPITAL NEEDS

    The Company's future capital requirements will depend on many factors, including cash flow from operations, progress in its competing technological and market developments, and the Company's ability to market its proposed products successfully. Although the Company currently has no specific plans or arrangements for financing other than the Offering, any additional equity financings could result in substantial dilution to the Company's then existing stockholders. Sources of debt financing may result in higher interest expense. Any financing, if available, may be on terms unfavorable to the Company. The Company anticipates that its existing capital resources and cash flow from operations, together with the net proceeds of the Offering, will be adequate to satisfy its operating expenses and capital requirements for at least 12 months after the Offering. However, such projections may prove to be inaccurate.

PUBLIC MARKET RISKS; ABSENCE OF PUBLIC TRADING HISTORY; POSSIBLE FLUCTUATIONS IN TRADING PRICE

    Prior to this Offering, there has been no market for the Company's securities and there is no assurance that an active trading market will develop or be sustained following the Offering. The initial public offering price of the Common Stock will be determined in negotiations between the Company and the Underwriter and may be greater or less than the price established by market trading following the Offering. Sales in the public market of substantial numbers of Common Stock can be expected to affect the price of the Common Stock and could impair the Company's ability to raise additional capital through equity offerings. Securities of many companies, in particular, newer and smaller companies, have experienced substantial fluctuations and volatility that, in some cases, were unrelated or disproportionate to the performance of the companies themselves. Any such fluctuations, or general economic or market trends, could adversely affect the price of the Common Stock. Due to all of the foregoing factors, it is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In that event, the price of the Common Stock would likely be materially adversely affected. Investors in the Offering will also experience substantial dilution because the initial public offering price of the Common Stock is greater than the net tangible book value per share of the Company.


EFFECTS OF DELISTING FROM NASDAQ SMALLCAP MARKET-TM-

    The Company's application for quotation of its Common Stock on the Nasdaq SmallCap Market is pending approval. There can be no assurance that the Company will be able to maintain the qualification standards for listing of the Common Stock on the Nasdaq SmallCap Market. If the Company fails to maintain the listing criteria, the Common Stock will be subject to delisting. Consequently, the liquidity of the Company's Common Stock would likely be impaired, not only in the number of shares which could be bought and sold, but also through delays in the timing of the transactions, and reduction in security analysts' and the news media's coverage, if any, of the Company. As a result, prices for the Company's shares of Common Stock may be lower than might otherwise prevail.

APPLICABILITY OF "PENNY STOCK RULES"

    Federal regulations under the Securities and Exchange Act of 1934, as amended (the "Exchange Act") regulate the trading of so-called "penny stocks" (the "Penny Stock Rules"), which are generally defined as any security not listed on a national securities exchange or Nasdaq, priced at less than $5.00 per share and offered by an issuer with limited net tangible assets and revenues. In addition, equity securities listed on Nasdaq which are priced at less then $5.00 are deemed penny stocks for the limited purpose of Section 15(b)(6) of the Exchange Act. Therefore, if, during the time in which the Common Stock is quoted on the Nasdaq SmallCap Market, the Common Stock is priced below $5.00 per share, trading of the Common Stock will be subject to the provisions of Section 15(b)(6) of the Exchange Act which make it unlawful for any broker-dealer to participate in a distribution of any penny stock without the consent of the Securities and Exchange Commission if, in the exercise of reasonable care, the broker-dealer is aware of or should have been aware of the participation of a previously sanctioned person. In such event, it may be more difficult for broker-dealers to sell the Common Stock and purchasers of the shares of Common Stock offered hereby may have difficulty in selling their shares in the future in the secondary trading market.

    In the event that the Company's Common Stock is delisted from the Nasdaq SmallCap Market and the Company fails other relevant criteria, trading, if any, of the Common Stock would be subject to the full range of the Penny Stock Rules. Accordingly, delisting from the Nasdaq SmallCap Market and the application of the comprehensive Penny Stock Rules may make it more difficult for broker-dealers to sell the Company's Common Stock and purchasers of the shares of Common Stock in the Offering may have difficulty in selling their shares in the future in the secondary trading market.

ABSENCE OF DIVIDENDS

    Although the Company made cash distributions prior to the Offering while it was taxable as an S Corporation, and will pay a final S Corporation distribution to present stockholders following termination of the Company's S Corporation status, it does not intend to pay any other cash or stock dividends in the foreseeable future. The Company intends to retain all earnings, if any, to invest in the Company's operations. The payment of future dividends is within the discretion of the Board of Directors and will depend upon the Company's future earnings, if any, its capital requirements, financial condition and other relevant factors.


                                 PLAN OF DISTRIBUTION

    The Company will receive no proceeds from this offering. The Shares offered hereby may be sold by the Selling Shareholders from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

    In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

    The Selling Shareholders and any broker-dealers or agents that participate with the Selling Shareholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

    Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock of the Company for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by the Selling Shareholders.

                                 SELLING SHAREHOLDERS

    The following table sets forth the number of shares of Common Stock that may be acquired by each of the Selling Shareholders upon exercise of stock options issued under the Company's 1995 Stock Option Plan. Except as indicated, none of the Selling Shareholders has had a material relationship with the Company within the past three years other than as a result of the ownership of the Shares or other securities of the Company. Because the Selling Shareholders may offer all or some of the Shares pursuant to the offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares, no estimate can be given as to the amount of Shares that will be held by the Selling Shareholders after completion of this offering. The Shares offered by this Prospectus may be offered from time to time by the Selling Shareholders named below.

    The number of Shares to be sold by each Selling Shareholder may not exceed, during any three-month period, the amount specified in Rule 144(e) under the Securities Act. In general, the amount of Shares to be sold by each Selling Shareholder, together with all sales of the Company's Common Stock for the account of the Selling Shareholder within the preceding three months, shall not exceed the greater of: (i) one percent of the outstanding shares of Common Stock as shown in the most recent report or statement published by the Company' or (ii) the average weekly reported volume of trading in such securities during the four calendar weeks preceding the date of sale.



                                       Number of                              Number of
                                         Shares         Percentage of          Shares
                                     Beneficially        Outstanding       Registered for
    Name of Selling Shareholder          Owned              Owned          Sale Hereby(1)
    ---------------------------      ------------       -------------      --------------
Christopher Olofson (2)                 109,500             3.2%              25,000
Albert Anillo (4)                          *                  *                7,500
W.Bryan Satterlee (3)                      *                  *                7,500
Reed Eichner (5)                           *                  *                5,000
Sally MacDonald (6)                        *                  *                5,000
Nanci Trutna (7)                           *                  *                5,000
Curtis Albert (8)                          *                  *                3,000
Kelly Amerine (8)                          *                  *                3,000
Mary Ann Davis (8)                         *                  *                3,000
Mark Dereberry (8)                         *                  *                3,000
Ken Luther (8)                             *                  *                3,000
Mike Rider (8)                             *                  *                3,000
Judy Schuberger (8)                        *                  *                3,000
Dale Shelton (8)                           *                  *                3,000
Don Beadle (9)                             *                  *                2,000
Lou Harris (9)                             *                  *                2,000
Reese Isbell (9)                           *                  *                2,000
Nick Russell (9)                           *                  *                2,000


                                        8

Brent Sliefert (9)                         *                  *                2,000
Others (10)                                                                   30,500

Total                                                                        119,500


__________________________________
*Represents beneficial ownership of less than 1%.

(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable in connection with the shares registered for sale hereby by reason of any stock divided, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.
(2)   Executive Vice President, Chief Operating Officer, and Director
(3)   Director
(4)   Senior Vice President
(5)   Vice President - Operations
(6)   Vice President - Human Resources
(7)   Vice President - Finance
(8)   Team Leaders
(9)   Developers
(10) Includes employees who each hold options to acquire not more than 1,000 shares of Common Stock.

                                    LEGAL MATTERS

    The validity of the securities offered hereby will be passed upon for the Company by Petillon & Hansen, a partnership of professional corporations, Torrance, California.

                                       EXPERTS

    The financial statements for the years ended December 31, 1995 and 1996, incorporated by reference in this prospectus, have been incorporated herein in reliance on the report of Baird, Kurtz & Dobson, independent accountants, given on the authority of that firm as experts in auditing and accounting.



                                         9